Exhibit 10.2
EMPLOYMENT AGREEMENT

Troy A. Lyndon ("Employee") hereby accepts the offer of Left Behind Games Inc. ("LBG" or the "Company") for employment as Chief Executive Officer beginning March 1, 2003. Employee and the Company are sometimes individually referred to herein as a "party" and collectively as the "parties."

1.  Employment and Employment Term. The Company shall employ Employee, and Employee shall serve the Company, for a term beginning on the date of this Agreement and ending on February 28, 2004, unless sooner terminated pursuant to the provisions of this Agreement (the "Initial Term"). Thereafter, this Agreement renews automatically for successive one (1) year terms unless either party provides ninety (90) days prior written notice to the other of its intent not to renew this Agreement (the Initial Term together with any renewal hereof, is the "Term").

2.  Prior Communication. Employee and LBG further understand and agree that nothing in any prior correspondence or communication between them is intended to be and nothing therein should be construed to be a limitation of LBG's right to terminate, transfer, demote, suspend and administer discipline at any time for any reason. Employee and LBG understand and agree nothing in any prior correspondence or communication is intended to, and nothing in any prior correspondence or communication should be construed to, create an implied or express contract of employment contrary to this Agreement.

3.  Position and Responsibilities. During employment, Employee shall have such responsibilities, duties and authority as LBG through its Board of Directors may from time to time assign to Employee, and that are normal and customary duties of a Chief Executive Officer engaged in the business of the Company. Employee's initial title shall be Chief Executive Officer.

4.  Compensation.

        a. As compensation for the services to be rendered by Employee to LBG pursuant to this Agreement, Employee shall be paid the following compensation and shall receive the following benefits:

i.  Base Salary. Employee's base salary will be at a rate of $95,000 per year, payable no less frequently than monthly.

ii.  Stock Options, Savings, and Retirement Plans. Employee shall be entitled to participate in all stock option, savings, and retirement plans, policies, and programs made available by the Company to other peer employees of the Company.

iii.  Automobile. Company shall pay Employee, in addition to his base salary, a monthly car allowance up to a maximum of $1,000 per month, plus his actual maintenance, repair and automobile insurance costs, payable on the first day of each month during the term hereof.

iv.  Employee Benefits. Employee shall be entitled to participate during the period of his employment under this Agreement in standard employee benefits or any other written compensation arrangement approved by the Board of Directors of LBG.

        b. Notwithstanding any other provision in this Agreement to the contrary, the compensation specified in Section 4(a) above will accrue on the date the Company closes an initial private offering of the Company's stock.

5.  Termination. In the event of termination or resignation, the following terms and conditions will apply:

        a.  Cause, Severance Benefit. In the event Employee is terminated by LBG without cause, Employee shall be entitled to receive a severance benefit, including standard employee benefits available to other employees of LBG, in an amount equal to six (6) months' compensation. One half of any severance benefit owing hereunder shall be paid within ten (10) days of termination and the balance shall be paid on a bi-weekly basis over the severance period. As part of Employee's severance benefits, he shall be allowed (i) to keep all personal business equipment used by him in his office or work space during his employment such as computers, electronic equipment, software and (ii) to be provided, upon his request, copies of such non-confidential information created or prepared by him during his employment.

        b.  With Cause, No Severance Benefit. LBG may terminate Employee with cause, which shall be limited to the occurrence of one or more of the following events: (i) the Employee's commission of any fraud against LBG; (ii) Employee's intentional appropriation for his or her personal use or benefit the funds of the Company not authorized by the Board of Directors; (iii) Employee's conviction of any crime involving moral turpitude; (iv) Employee's conviction of a violation of any state or federal law which could result in a material adverse impact upon the business of LBG; (v) the Employee engaging in any other professional employment or consulting or directly or indirectly participating in or assisting any for profit business which is a current or potential customer, broker or competitor of LBG without prior written approval from the Board of Directors of LBG, or (vi) when Employee has been disabled and is unable to perform the essential functions of the position for any reason notwithstanding reasonable accommodation and has received from LBG compensation in an amount equivalent to his or her severance benefit payment. No severance benefit shall be due to Employee if Employee is terminated for cause.

        c.  Resignation or Retirement, No Severance Pay. No severance pay shall be due to Employee if Employee resigns or retires from employment.

6.  Termination Obligations.

        a.  Return of LBG Company Property. Employee shall take all reasonable steps to make sure all LBG Company Property (as defined in Attachment #1) is returned to LBG within two (2) business days following termination of employment and request by LBG for return of LBG Company Property.

        b.  Employee Cooperation. Following any termination of employment, Employee shall cooperate fully with LBG in all matters relating to completing pending work on behalf of LBG and the orderly transfer of work to other employees of LBG. Employee shall also cooperate in the defense of any action brought by any third party against LBG that relates in any way to Employee's acts or omissions while employed by LBG.

        c.  Survival of Obligations. Employee's obligations under this Section shall survive the termination of employment and the expiration or termination of this Agreement.

7.  Confidential Information and Inventions. Employee and LBG hereby agree to the Confidential Information and Assignment Agreement, Covenant of Exclusivity and Covenant Not to Compete attached hereto and made a part hereof as Attachment #1. Employee's obligations under this Section shall survive the termination of employment and the expiration or termination of this Agreement.

8.  Competitive Activity. Employee covenants, warrants and represents that during the period of his or her employment with LBG, Employee shall not engage anywhere directly or indirectly in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any for profit business which is involved in business activities which are the same as, similar to, or in competition with business activities carried on by LBG or any business that is a current or potential customer, broker or competitor of LBG without prior written approval from the Board of Directors of LBG.

9.  Employee Conduct.

        a. Employee covenants, warrants and represents that during the period of his or her employment with LBG, Employee shall not accept or encourage the offering of gifts or gratuities from any customer, broker or other person doing business with LBG. Employee represents and understands that acceptance or encouragement of any gift or gratuity may create a perceived financial obligation and/or conflict of interest for LBG and shall not be permitted as a means to influence business decisions, transactions or service. In this situation, as in all other areas of employment, Employee is expected to conduct himself or herself using the highest ethical standard.

        b. Employee has performed services for non-profit organizations for many years and intends to continue providing services for non-profit organizations during his employment with the Company. Provided his services do not materially prevent his diligent performance of his responsibilities and obligations to the Company, Employee shall be allowed to provide services for non-profit organizations.

10.  Entire Agreement. This Agreement contains the entire agreement between the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to Employee's employment by LBG. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein and acknowledges that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement or course of conduct, but only by an agreement in writing signed by the Board of Directors of LBG and Employee. To the extent the practices, policies or procedures of LBG, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

11.  Governing Law. This Employment Agreement shall be construed and enforced in accordance with the laws of the State of California.

12.  Provisions Separable. Should any part or provision of this Employment Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts shall not be affected by such holding.

13.  Attorney's Fees. Should any party institute any action, arbitration or proceeding to enforce, interpret or apply any provision of this Employment Agreement, the parties agree that the prevailing party shall be entitled to reimbursement by the non-prevailing party of all recoverable costs and expenses, including, but not limited to, reasonable attorney fees.

14.  Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.

15.  Mediation. The Parties shall use reasonable good faith efforts to directly resolve any dispute arising this Agreement. Either Party may request non-binding mediation with the assistance of a neutral mediator from a recognized mediation service. The Parties shall participate in the mediation in good faith and shall devote reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude with the mediator that they cannot resolve the dispute within 30 days of notice from the dispute. The persons attending the mediation shall have the authority to accept a settlement. LBG shall bear the cost of mediation.

EMPLOYEE

/s/ Troy A. Lyndon

_______________________
Troy A. Lyndon

LEFT BEHIND GAMES INC.
a Delaware corporation

/s/ Jefferey S. Frichner

By:_____________________________________
Jeffrey S. Frichner, President

ATTACHMENT #1

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT, COVENANT OF EXCLUSIVITY AND COVENANT NOT TO COMPETE

This Confidential Information And Invention Assignment Agreement ("Agreement") is made between Left Behind Games Inc., a Delaware corporation ("Company") and the undersigned Employee.

In consideration of and as a condition of my prospective and continued employment relationship with the Company (which for purposes of this Agreement shall be deemed to include any subsidiaries or affiliates of the Company where "affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with the Company), the receipt of confidential information while associated with the Company, and other good and valuable consideration, I agree to the following, and I agree the following shall be in addition to the terms and conditions of any Confidential Information and Invention Assignment Agreement executed by employees of the Company generally, and which I may execute in addition hereto:

1.  Inventions.

        a.  Disclosure. I will disclose promptly in writing to the appropriate officer or other representative of the Company, any idea, invention, work of authorship, design, formula, pattern, compilation, program, device, method, technique, process, improvement, development or discovery, whether or not patentable or copyrightable or entitled to legal protection as a trade secret, trademark service mark, trade name or otherwise ("Invention"), that I may conceive, make, develop, reduce to practice or work on, in whole or in part, solely or jointly with others ("Invent"), during the period of my employment with the Company.

i.  The disclosure required by this Section 1a. applies to each and every Invention that I Invent (1) whether during my regular hours of employment or during my time away from work (2) whether or not the Invention was made at the suggestion of the Company, and (3) whether or not the Invention was reduced to or embodied in writing, electronic media or tangible form.

ii.  The disclosure required by this Section 1 a. also applies to any Invention which may relate at the time of conception or reduction to practice of the Invention to the Company's business or actual or demonstrably anticipated research or development of the Company, and to any Invention which results from any work performed by me for the Company.

iii.  The disclosure required by this Section 1 a. shall be received in confidence by the Company within the meaning of and to the extent required by California Labor Code §2871, the provisions of which are set forth on Exhibit "A" hereto.

iv.  To facilitate the complete and accurate disclosures described above, I shall maintain complete written records of all Inventions and all work, study and investigation done by me during my employment, which records shall be the Company's property.

v.  I agree that during my employment I shall have a continuing obligation to supplement the disclosure required by this Section 1 a. on a monthly basis if I Invent an Invention during the period of employment. In order to facilitate the same, the Company and I shall periodically review every six months the written records of all Inventions as outlined in this Paragraph 1 a. to determine whether any particular invention is in fact related to Company business.

        b.  Assignment. I hereby assign to the Company without royalty or any other further consideration my entire right, title and interest in and to each and every Invention I am required to disclose under Section 1a. other than an Invention that I have or shall have developed entirely on my own time without using the Company's Confidential Information or trade secrets. I acknowledge that the Company has notified me that the assignment provided for in this Section l b. does not apply to any Invention to which the assignment may not lawfully apply under the provisions of Section §2870 of the California Labor Code, a copy of which is attached as Exhibit "A" hereto. I shall bear the full burden of proving to the Company that an invention qualifies fully under Section §2870.

        c.  Additional Assistance and Documents. I will assist the Company in obtaining, maintaining and enforcing patents, copyrights, trade secrets, trademarks, service marks, trade names and other proprietary rights in connection with any Invention I have assigned to the Company under Section l b., and I further agree that my obligations under this Section l c. shall continue beyond the termination of my employment with the Company. Among other things, for the foregoing purposes I will (i) testify at the request of the Company in any interference, litigation or other legal proceeding that may arise during or after my employment, and (ii) execute, verify, acknowledge and deliver any proper document and, if, because of my mental or physical incapacity or for any other reason whatsoever, the Company is unable to obtain my signature to apply for or to pursue any application for any United States or foreign patent or copyright covering Inventions assigned to the Company by me, I hereby irrevocably designate and appoint each of the Company and its duly authorized officers and agents as my agent and attorney in fact to act for me and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of any United States or foreign patent or copyright thereon with the same legal force and effect as if executed by me. I shall be entitled to reimbursement of any out-of-pocket expenses incurred by me in rendering such assistance and, if I am required to render such assistance after the termination of my employment, the Company shall pay me a reasonable rate of compensation for time spent by me in rendering such assistance to the extent permitted by law (provided, I understand that no compensation shall be paid for my time in connection with preparing for or rendering any testimony or statement under oath in any judicial proceeding, arbitration or similar proceeding).

        d.  Prior Contracts and Inventions; Rights of Third Parties. I represent to the Company that, except as set forth on Exhibit "B" hereto, there are no other contracts to assign Inventions now in existence between me and any other person or entity (and if no Exhibit "B" is attached hereto or there is no such contract(s) described thereon, then it means that by signing this Agreement, I represent to the Company that there is no such other contract(s)). In addition, I represent to the Company that I have no other employments or undertaking which do or would restrict or impair my performance of this Agreement. I further represent to the Company that Exhibit "C" hereto sets forth a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (and if no Exhibit "C" is attached hereto or there is no such description set forth thereon, then it means that by signing this Agreement I represent to the Company that there is no such Invention made or conceived by me prior to my employment with the Company). In connection with my employment with the Company, I promise not to use or disclose to the Company any patent, copyright, confidential trade secret or other proprietary information of any previous employer or other person that I am not lawfully entitled so to use or disclose. If in the course of my employment with the Company I incorporate into an Invention or any product process or service of the Company any Invention made or conceived by me prior to my employment with the Company, and do so without first executing a separate assignment agreement, I hereby grant to the Company a royalty-free, irrevocable, worldwide nonexclusive license to make, have made, use and sell that Invention without restriction as to the extent of my ownership or interest.

2.  Confidential Information.

        a.  Company Confidential Information. I will not use or disclose Confidential Information, whether before, during or after the period of my employment except to perform my duties as an employee of the Company based on my reasonable judgment as an Officer of the Company, or in accordance with instruction or authorization of the Company, without prior written consent of the Company or pursuant to process or requirements of law after I have disclosed such process or requirements to the Company so as to afford it the opportunity to seek appropriate relief therefrom. "Confidential Information" means any Invention of any person in which the Company has a written agreement and in addition means any financial, client, customer, supplier, marketing, distribution and other information of a confidential or private nature connected with the business of the Company or any person with whom it has a written agreement, provided by the Company to me or to which I have access during or in the course of any employment. Confidential Information is to be broadly defined, and includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as Confidential Information by the Company. Confidential Information does not include any business or personal relationship developed by Employee during the course of his employment with whom the Company does not have a written agreement.

        b.  Third Party Information. I acknowledge that during my employment with the Company I may have access to patent, copyright, confidential, trade secret or other proprietary information of third parties subject to restrictions on the use or disclosure thereof by the Company. During the period of my employment and thereafter I will not use or disclose any such information other than consistent with the restrictions and my duties as an employee of the Company.

3.  Property of the Company. All equipment and all tangible and intangible information relating to LBG, its employees and its customers or vendors furnished to, obtained by or prepared by Employee or any other person during the course of or incident to employment by LBG are and shall remain the sole property of LBG ("LBG Company Property"). LBG Company Property shall include, but not be limited to, computer equipment, books, manuals, records, reports, notes, correspondence, contracts, customer lists, business cards, advertising, sales, financial, personnel, operations, and manufacturing materials and information, data processing reports, computer programs, software, customer information and records, business records, price lists or information, and samples, and in each case shall include all copies thereof in any medium, including paper, electronic and magnetic media and all other forms of information storage. Upon termination of employment and request by LBG, all tangible LBG Company Property shall be returned promptly to LBG.

4.  No Solicitation of Company Employees. While employed by the Company and for a period of one year after termination of my employment with the Company, I agree not to induce or otherwise encourage any employee of the Company to terminate their employment with the Company.

5.  Covenant of Exclusivity and Not to Compete. During the period of my employment with the Company, I will not engage in any other professional employment or consulting or directly or indirectly participate in or assist any for profit business which is a current or potential supplier, customer or competitor of the Company without prior written approval from the Board of Directors of the Company.

6.  General.

        a.  Assignments, Successors and Assignees. All representations, warranties, covenants and agreements of the parties shall bind their respective heirs, executors, personal representatives, successors and assignees ("transferees") and shall inure to the benefit of their respective permitted transferees. Neither party shall have the right to assign any or all of its rights or to delegate any or all of its obligations hereunder without the prior written consent of the other party.

        b.  Number and Gender, Headings. Each number and gender shall be deemed to include each other number and gender as the context may require. The headings and captions contained in this Agreement shall not constitute a part thereof and shall not be used in its construction or interpretation.

        c.  Severability. If any provision of this Agreement is found by any court or arbitral tribunal of competent jurisdiction to be invalid or unenforceable, the invalidity of such provision shall not affect the other provisions of this Agreement and all provisions not affected by the invalidity shall remain in full force and effect.

        d.  Amendment and Modification. This Agreement may only be amended or modified in writing, by the parties.

        e.  Government Law. The laws of California shall govern the construction, interpretation and performance of this Agreement and all transactions under it.

        f.  No Effect on Other Terms or Conditions of Employment. I acknowledge that this Agreement does not affect any term or condition of my employment except as expressly provided in this Agreement, and that this Agreement does not give rise to any right or entitlement on my part to employment or continued employment with the Company. I further acknowledge that this Agreement does not affect in any way the right of the Company to terminate my employment.

        g.  Consent. My signature below signifies that I have read, understand and agree to this Agreement.

EMPLOYEE

/s/ Troy A. Lyndon

___________________________________
Troy A. Lyndon

ACCEPTED:

LEFT BEHIND GAMES INC.
a Delaware corporation

/s/ Jeffrey S. Frichner

By:_____________________________________
Jeffrey S. Frichner, President

EXHIBIT "A" TO ATTACHMENT #1

California Labor Code

§ 2870. Invention on Own Time-Exemption from Agreement.

(a)  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)  Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

(2)  Result from any work performed by the employee for the employer.

(b)  To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

§ 2871. Restrictions on Employer for Condition of Employment.

No employer shall require a provision made void or unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee's inventions made solely or jointly with others during the period of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

EXHIBIT "B" TO ATTACHMENT #1

Except as set forth below, Employee represents to the Company that there are no other contracts to assign Inventions now in existence between Employee and any other person or entity (see Section l d. of the Agreement):

•	Interactive TV Patent(s) as assigned to Campus Crusade for Christ for non-profit use.

•	Previously copyrighted software created for the inclusion of real people into interactive media productions.

EXHIBIT "C" TO ATTACHMENT #1

Set forth below is a brief description of all Inventions made or conceived by Employee prior to Employee's employment with the Company, which Employee desires to be excluded from this Agreement (see Section l d. of the Agreement):

•
"Real-life Patent Pending Work" as continued from his work which began in 1995 and continues since 1997. The Patent Pending work essentially covers the processing of certain video captured images and angles of real-world objects and people for inclusion within a not-real 3d environment. This process is NOT based upon any traditional 3d technologies and is unique.